Exhibit 10.1

July 22, 2009

Dear Mr. Locke:

We are pleased to offer you a position with Websense, Inc. This letter summarizes the offer’s terms and conditions.

Compensation

Websense agrees to employ you in the position of Senior Vice President, Chief Financial Officer, beginning July 31, 2009. Your beginning salary while employed by Websense will be $13,461.54 biweekly ($350,000 annualized). An additional 50% of your base compensation may be earned as part of a mid-year and year-end bonus, based upon the completion of our corporate objectives. For 2009, your bonus is guaranteed, on a pro-rata basis (approximately $64,000). Your job is exempt, which means you are not subject to the minimum wage and overtime provisions of the Federal Fair Labor Standards Act (FLSA). You will initially report to Gene Hodges, CEO.

Subject to the approval of the Board of Directors of Websense, you will receive 100,000 restricted stock units (RSUs) for Websense common stock. An RSU is a grant of a pre-determined number of shares of Websense stock that you will receive at a future date or dates. After you satisfy each time-based vesting requirement, Websense will issue you the number of shares vested at that time, less the amount of shares owed to cover employee income tax and other withholdings because the shares are employee compensation. You will not need to pay any purchase price for these shares. One quarter of your RSUs would cliff vest one year after the grant date, with the remaining RSUs vesting semi-annually for the remaining three years. The Board of Directors of Websense generally grants RSUs on a quarterly basis, in February, May, August and November, with RSUs being granted for employment commencement dates in the preceding three months (for example, employees starting in May, June or July generally have their RSUs granted in August).

Relocation Expenses

Websense will directly pay for the reasonable and customary costs, through our relocation program, of transporting your personal belongings to San Diego, temporary storage, and final move of these household goods once you purchase a home in San Diego. These costs will be capped at $50,000 and must be approved by Websense’s Human Resources department before they are incurred.

Upon the close of escrow for a home in San Diego, Websense will provide a bonus of $100,000 to be used toward the reimbursement of relocation expenses. Both of these reimbursements are subject to payroll tax and withholding requirements. Should you terminate your employment with Websense within one year of joining, these relocation expenses ($150,000) must be repaid to the company.

Websense will also reimburse you up to $50,000 in temporary housing expense for you and your family.

In addition, and subject to the approval of the Board of Directors of Websense, you will receive 5,000 RSUs for Websense common stock to offset any additional expenses you may incur in moving to San Diego. One half of your RSUs would cliff vest one year after the grant date, with the remaining RSUs vesting two years after the grant date. These RSUs will be granted at the same time as your new hire grant.

Severance

In the event the Company terminates your employment other than for Cause as defined below, you will receive severance pay in the form of six months of base salary paid in six equal monthly installments, less standard deductions and withholdings. The severance benefits are contingent upon you providing the Company with a fully-effective waiver and release of claims in a form satisfactory to the Company and your compliance with the Company’s standard non-competition and non-solicitation requirements.

“Cause” for termination shall mean a termination of your employment by the Company based upon a good faith determination by the Company that one or more of the following has occurred: (a) your commission of a material act of fraud with respect to the Company, (b) your intentional refusal or willful failure to carry out the reasonable instructions of the Company, (c) your conviction of, or plea of nolo contendere to, at any time, a misdemeanor crime of moral turpitude or a felony (even if such has occurred prior to your employment with the Company), (d) your gross misconduct in connection with the performance of your duties, or (e) your material breach of your obligations to the Company or any agreement between you and the Company.

If the Company determines that any cash severance payment benefit payable to you fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment schedule will be modified as follows: If acceleration of the benefit will avoid application of Section 409(a)(1) of the Code, then the Company will accelerate the payment of the benefit to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. If acceleration of the benefit would not avoid the application of Section 409A(a)(1) of the Code, however, then the Company will delay the benefit to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code. If any payments are delayed as a result of the previous sentence, all such delayed payments shall become payable in a lump sum on the first day they can be paid following the termination date. Thereafter, payments will resume in accordance with the payment schedule set forth in this letter. The Company may attach conditions to or adjust the severance amounts paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of these requirements; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.

Benefits

Included in your compensation is a comprehensive benefits package: life, long-term disability, dental, vision, medical insurance, an optional 401(k) savings plan, Employee Stock Purchase Plan (ESPP) cafeteria (flex 125) plan, health club discount membership, and Employee Assistance Plan. Websense, Inc. currently pays 90% of your health and dental premiums and 70% of the premiums for your dependents. You are eligible to participate in the Websense insurance plans the first day of the month following your date of hire. In addition, you will receive fifteen days of accrued paid vacation per twelve month period, ten days of holiday pay and five days of sick leave per year.

As an employee of Websense, Inc., you will be required to comply with all company policies and procedures. In particular, you will be required to familiarize yourself with and to comply with Websense, Inc.’s policy prohibiting unlawful harassment and discrimination and the policy concerning drugs and alcohol. Violations of these policies may lead to immediate termination of employment. All employees are required to sign a proprietary invention agreement as a condition of employment. In addition, and in accordance with the Federal Immigration Reform Act of 1986, our offer is contingent upon your being able to furnish, on the first day you report to work, documents which verify both your identity and eligibility for employment in the United States.

Websense reserves the right to change or eliminate any or all of its benefits at any time. Websense is an “at will” employer. This means that you may terminate your employment at Websense at any time for any reason whatsoever, simply by notifying Human Resources. Likewise, Websense may terminate your employment at any time for any reason whatsoever, with or without cause or advance notice. This at will employment relationship cannot be changed except in writing signed by the Chief Executive Officer of Websense. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

If this letter accurately reflects your understanding of this employment relationship, please sign below to indicate your acceptance, and return it to me no later than July 17, 2009. If you would like to fax this letter back to me, please fax it to my confidential fax number: (858) 784-4040. We look forward to having you join our team!

Sincerely,

/s/ Susan Brown
Susan Brown
Vice President, Human Resources and Administration
Websense, Inc.

Accepted By:

/s/ Arthur Locke	July 26, 2009
Arthur Locke III